                                                                                                                                                         UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2009 (December 11, 2009)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

□          Written communications pursuant to Rule 425 under the Securities Act

□          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

□          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

□          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 -  Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On December 11, 2009, U.S. Energy Corp. ("USE") entered into an underwriting agreement (the "Underwriting Agreement") with Madison Williams and Company LLC ("Madison Williams") as representative of the underwriters named therein (the "Underwriters"), pursuant to which USE agreed to sell 5,000,000 shares of its common stock, $0.01 par value per share (the "Common Stock"), at an initial price to the public of $5.25 per share, in a firm commitment underwritten offering pursuant to an effective Registration Statement on Form S-3 (File No. 333-162607), as amended (the "Registration Statement"), as amended and supplemented by a prospectus supplement dated December 11, 2009.  The prospectus supplement and accompanying prospectus have been filed with the Securities and Exchange Commission.

The Underwriting Agreement also provides for a 30-day option for the Underwriters to purchase up to 750,000 shares of Common Stock solely to cover over-allotments.  A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Form 8-K and is incorporated herein by reference.

The sale of the aggregate 5,000,000 shares of Common Stock to the Underwriters pursuant to the Underwriting Agreement is expected to close on December 16, 2009, subject to the satisfaction of customary closing conditions.  Net proceeds to USE will be approximately $24.3 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.

Madison Williams has engaged, and in the future may engage, in commercial, investment banking and other transactions with USE in the ordinary course of business.  Madison Williams has received, and expects to receive, customary compensation and expense reimbursement for these transactions.

Section 9:  Financial Statements and Exhibits

         (d)   Exhibits

1.1       Underwriting Agreement, dated as of December 11, 2009, between U.S. Energy Corp. and Madison Williams and Company LLC.

5.1       Opinion of Davis Graham & Stubbs LLP.

23.1     Consent of Davis Graham & Stubbs LLP. (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: December 15, 2009	By:	/s/ Keith G. Larsen